Exhibit 21
Subsidiaries of the Registrant
GEOMET Technologies, LLC
VIAP, Inc.
Versar of Ohio, Inc.
Versar Risk Management, Inc.
Versar Laboratories, Inc.
SCIMAN Corp.
VEC Corp.
Versar Global Solutions, Inc.
SBIS, Inc.